EXHIBIT (l)

Man Solutions LLC
1345 Avenue of the Americas
21st Floor
New York, NY 10105

September 4, 2025
Man ETF Series Trust
1345 Avenue of the Americas
21st Floor
New York, NY 10105

Ladies and Gentlemen:

For purposes of Section 14 of the Investment Company Act of 1940, as amended, Man ETF Series Trust (the “Trust”) has issued, and we have purchased from the Trust, the amount of shares of the initial series of the Trust (the “Funds”) at the price per share below to serve as the seed capital for the Funds prior to commencement of the public offering of the Funds’ shares.

Man Active High Yield ETF
Number of Shares	Price Per Share	Total Investment
4,000	$25	$100,000

Man Active Income ETF
Number of Shares	Price Per Share	Total Investment
1	$25	$25

We represent and warrant to the Trust that the shares of the Funds of the Trust have been acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.
Very truly yours, Man Solutions LLC By: /s/ Lisa Muñoz Name: Lisa Muñoz Title: Secretary